Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	Three months ended September 30,				Nine months ended September 30,
	2012		2011		2012		2011
Income from continuing operations before income taxes (2)	$94,695		$61,127		$219,205		$202,790
Add fixed charges:
Interest expense	23,661		28,173		70,808		81,074
Amortization of discount on convertible notes (1)	5,839		6,107		18,118		17,969
Amortization of debt issuance expense	1,311		1,499		4,271		4,320
Interest expense-special items (2)	8,270		20,168		12,363		21,247
Interest portion of rent expense	4,557		4,798		13,637		14,953
Adjusted income from continuing operations	$138,333		$121,872		$338,402		$342,353
Fixed charges:
Interest expense	$23,661		$28,173		$70,808		$81,074
Amortization of discount on convertible notes (1)	5,839		6,107		18,118		17,969
Amortization of debt issuance expense	1,311		1,499		4,271		4,320
Interest expense-special items (2)	8,270		20,168		12,363		21,247
Interest portion of rent expense	4,557		4,798		13,637		14,953
Fixed charges	$43,638		$60,745		$119,197		$139,563
Ratio of earnings to fixed charges(3)	3.2	x	2.0	x	2.8	x	2.5	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Settlement, litigation and other related charges (a)	$4,931	$6,742	$38,227	$32,571
Other charges (b)	5,036	6,718	65,757	10,939
Total - non-interest expense special items	$9,967	$13,460	$103,984	$43,510
Interest expense special items (c)	$8,270	$20,168	$12,363	$21,247
(a) See further discussion at the "Commitment and Contingencies" note of the Notes to Consolidated Financial Statements.
(b) See further discussion at the "Other Charges" caption of the "Significant Accounting Policies" note of the Notes to Consolidated Financial Statements.
(c) See the "Debt" note of the Notes to Consolidated Financial Statements.

(3)
The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income from continuing operations, and dividing adjusted income from continuing operations by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.